UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 7)

Hungarian Telephone and Cable Corp.

(Name of Issuer)

Common Stock, par value U.S. $.001 per Share
 (Title of Class of Securities)

4455421030

(CUSIP Number)

Lawrence H. Guffey The Blackstone Group 40 Berkeley Square London W1J 5AL, U.K. +44 20 7451 4000	Andrew Sillitoe Apax Partners LLP 33 Jermyn Street London SW1Y 6DN, U.K. +44 20 7872 6300	Kurt Björklund Permira Advisers KB Birger Jarlsgatan 12 114 34 Stockholm Sweden +46 8503 122 00

Oliver Haarmann Kohlberg Kravis Roberts & Co. Ltd. 7 Carlton Gardens London SW1Y 5AD, U.K. +44 20 7839 9800	Gustavo Schwed Providence Equity LLP (formerly “Providence Equity Partners Limited”) 78 Brook Street London W1K 5EF, U.K. +44 20 7514 8800

Copy To:

Michael Wolfson, Esq.
Simpson Thacher & Bartlett LLP
CityPoint
One Ropemaker Street
London EC2Y 9HU, U.K.
+44 20 7275 6500
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

February 24, 2009

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  [   ]

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company ApS
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Denmark
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its majority ownership of TDC A/S.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company Investment ApS
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Denmark
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO, HC

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its indirect ownership of TDC A/S.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-A, L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-1, L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, L.P. Inc.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) OO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, Co. Ltd
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Partners Europe Managers Ltd.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization United Kingdom
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone NSS Communications Partners (Cayman) L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Communications Partnership (Cayman) L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO, HC

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV-A L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Investment Partnership (Cayman) IV-A L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Participation Partnership (Cayman) IV L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Communications Management Associates (Cayman) L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Management Associates (Cayman) IV L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone FI Communications Associates (Cayman) Ltd.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone LR Associates (Cayman) IV Ltd.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Communications Management Associates (Cayman) L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Fund (Overseas), Limited Partnership
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Millennium (Overseas), Limited Partnership
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Limited
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 1
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 2
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III GmbH & Co KG
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Federal Republic of Germany
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III Co-Investment Scheme
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) OO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Investments Limited
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Holdings Limited
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. Limited
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners V L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP V L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) V Ltd
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen A. Schwarzman
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) IN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul J. Salem
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) IN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Glenn M. Creamer
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) U.S.

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan M. Nelson
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) IN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II C.V.3
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Netherlands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II C.V.4
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Netherlands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 1
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 2
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira (Europe) Limited
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Manager L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Co-Investment Scheme
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) OO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Schroder Ventures Investments Limited
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR European Fund II, Limited Partnership
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Europe II, Limited Partnership
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Europe II Limited
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Partners (International) Limited Partnership
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR 1996 Overseas Limited
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners IV L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP IV L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) IV Ltd.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Operating Partners IV L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Delaware, U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity GP IV L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Delaware, U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners IV L.L.C.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Delaware, U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) OO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) GP, Ltd.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) L.P.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP 445542103

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) GP Ltd.
	2. Check the Appropriate Box if a Member of a Group (See Instructions)	(a) [ ] (b) [X]
3. SEC Use Only
4. Source of Funds (See Instructions) BK, AF
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6. Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power
8. Shared Voting Power 10,799,782*
9. Sole Dispositive Power
10. Shared Dispositive Power 10,799,782*
11. Aggregate Amount Beneficially Owned by Each Reporting Person 10,799,782*
	12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13. Percent of Class Represented by Amount in Row (11) 64.6%
14. Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

This Amendment No. 7 amends and supplements the Schedule 13D filed on January 25, 2006, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5 and Amendment No. 6 thereto (the “Schedule 13D”), by Nordic Telephone Company ApS (“NTC”) and the other joint filing persons as described therein. Capitalized terms used but not otherwise defined in this document have the meanings assigned to them in the Schedule 13D.

Neither the filing of this Amendment No. 7 to the Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the Reporting Persons that any such person is the beneficial owner of any of the shares of Hungarian Telephone and Cable Corp. (the “Issuer”) referred to herein for the purposes of Section 13(d) of the Securities Exchange Act 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following:

“On February 24, 2009, at a special meeting of the stockholders of the Issuer, the stockholders voted to adopt a corporate reorganization to effectively change the Issuer’s place of incorporation from Delaware to Denmark.  TDC voted its stock in favor of the reorganization.”

Item 5.  Interest in Securities of the Issuer

(a) – (b) The responses contained in sub-section (a) – (b) of Item 5 of Schedule 13D are hereby incorporated by reference, except the last sentence of the second paragraph of the responses, which shall hereby be deleted and replaced in its entirety by the following:

TDC has advised NTC and the other joint filing persons hereof as follows:

On February 24, 2009, TDC exercised its right to convert its 30,000 shares of Series A Convertible Preferred Stock in the Issuer into 300,000 Shares of the Issuer.

TDC beneficially owns 10,799,782 Shares of the Issuer and, based on information provided by the Issuer to TDC, as of February 2, 2009, such Shares constitute approximately 64.6% of the outstanding Shares of the Issuer.

TDC has the sole power to vote and dispose of all of the 10,799,782 Shares it currently owns.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 24, 2009

NORDIC TELEPHONE COMPANY APS
By:	/s/ Andrew Sillitoe
Andrew Sillitoe
Director

By:	/s/ Oliver Haarmann
Oliver Haarmann
Director

By:	/s/ Gustavo Schwed
Gustavo Schwed
Director

By:	/s/ Lawrence H. Guffey
Lawrence H. Guffey
Director

By:	/s/ Kurt Björklund
Kurt Björklund
Director

NORDIC TELEPHONE COMPANY INVESTMENT APS
By:	/s/ Andrew Sillitoe
Andrew Sillitoe
Director

By:	/s/ Oliver Haarmann
Oliver Haarmann
Director

By:	/s/ Gustavo Schwed
Gustavo Schwed
Director

By:	/s/ Lawrence H. Guffey
Lawrence H. Guffey
Director

By:	/s/ Kurt Björklund
Kurt Björklund
Director

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-A, L.P.

By:	/s/ Andrew Sillitoe
Andrew Sillitoe
Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-1 L.P.

By:	/s/ Andrew Sillitoe
Andrew Sillitoe
Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd. as general partner of Apax Europe VI GP, L.P. Inc.

By:	/s/ Denise Fallaize
Denise Fallaize
Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd.

By:	/s/ Denise Fallaize
Denise Fallaize
Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd.

By:	/s/ Andrew Sillitoe
Andrew Sillitoe
Authorized Person

For and on behalf of

Apax Angel Syndication Partners (Cayman) GP Ltd acting in its capacity as general partner of

Apax Angel Syndication Partners (Cayman) L.P.

By:	/s/ Mark Cook
Mark Cook
Authorized Signatory

Apax Angel Syndication Partners (Cayman) GP Ltd

By:	/s/ Mark Cook
Mark Cook
Authorized Signatory

Blackstone NSS Communications Partners (Cayman) L.P.

By Blackstone Communications Management Associates (Cayman) L.P., its General Partner

By Blackstone Communications GP L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Robert L. Friedman
Manager

Blackstone Family Communications Partnership (Cayman) L.P.

By Blackstone Communications GP L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Robert L. Friedman
Manager

Blackstone Capital Partners (Cayman) IV L.P.

By Blackstone Management Associates (Cayman) IV L.P., its General Partner

By BCP IV GP L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Robert L. Friedman
Manager

Blackstone Capital Partners (Cayman) IV-A L.P.

By Blackstone Management Associates (Cayman) IV L.P., its General Partner

By BCP IV GP L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Robert L. Friedman
Manager

Blackstone Family Investment Partnership (Cayman) IV-A L.P.

By BCP IV GP L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Robert L. Friedman
Manager

Blackstone Participation Partnership (Cayman) IV L.P.

By BCP IV GP L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Robert L. Friedman
Authorized Person

Blackstone Communications Management Associates (Cayman) L.P.

By Blackstone Communications GP L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Robert L. Friedman
Manager

Blackstone Management Associates (Cayman) IV L.P.

By BCP IV GP L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Robert L. Friedman
Manager

Blackstone FI Communications Associates (Cayman) Ltd.

By:	/s/ Robert L. Friedman
Robert L. Friedman
Director

Blackstone LR Associates (Cayman) IV Ltd.

By:	/s/ Robert L. Friedman
Robert L. Friedman

Director

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

Signed by for and on behalf of

KKR Millennium Fund (Overseas), Limited Partnership

By: KKR Associates Millennium (Overseas), Limited Partnership, its general partner

By: KKR Millennium Limited, its general partner

By:	/s/ William J. Janetschek
William J. Janetschek
Authorized Person

Signed by for and on behalf of

KKR Associates Millennium (Overseas), Limited Partnership

By: KKR Millennium Limited, its general partner

By:	/s/ William J. Janetschek
William J. Janetschek
Authorized Person

Signed by for and on behalf of

KKR Millennium Limited

By:	/s/ William J. Janetschek
William J. Janetschek
Authorized Person

Signed by for and on behalf of

KKR European Fund II, Limited Partnership

By: KKR Associates Europe II, Limited Partnership, its general partner

By: KKR Europe II Limited, its general partner

By:	/s/ William J. Janetschek
William J. Janetschek
Authorized Person

Signed by for and on behalf of

KKR Associates Europe II, Limited Partnership

By: KKR Europe II Limited, its general partner

By:	/s/ William J. Janetschek
William J. Janetschek
Authorized Person

Signed by for and on behalf of

KKR Europe II Limited

By:	/s/ William J. Janetschek
William J. Janetschek
Authorized Person

Signed by for and on behalf of

KKR Partners (International) Limited Partnership

By: KKR 1996 Overseas Limited

By:	/s/ William J. Janetschek
William J. Janetschek
Authorized Person

Signed by for and on behalf of

KKR 1996 Overseas Limited

By:	/s/ William J. Janetschek
William J. Janetschek
Authorized Person

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P.	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P.	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
managing limited partner of Permira Europe III GmbH & Co. KG	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Nominees Limited as nominee for	)	Alternate Director
Permira Investments Limited	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe III G.P. Limited as administrator of	)	Alternate Director
Permira Europe III Co-investment Scheme	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P.	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe III G.P. Limited	)	Alternate Director

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Holdings Limited	)	Alternate Director

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 1,	)
acting by its general partner	)
Permira (Europe) Limited	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 2)
acting by its general partner	)
Permira (Europe) Limited	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 3)
acting by its general partner	)
Permira (Europe) Limited	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 4)
acting by its general partner	)
Permira (Europe) Limited	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira (Europe) Limited as manager of	)	Alternate Director
Permira Europe II Co-investment Scheme	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
SV (Nominees) Limited as nominee for	)	Alternate Director
Schroder Ventures Investments Limited	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira Europe II Managers L.P.	)	Alternate Director
acting by its general partner	)
Permira (Europe) Limited	)

Signed by	)	/s/ Kees Jager
for and on behalf of	)	Kees Jager
Permira (Europe) Limited Alternate Director	)	Alternate Director

PROVIDENCE EQUITY OFFSHORE PARTNERS V L.P.

By: Providence Equity Offshore GP V L.P., the General Partner

By: Providence Equity Partners (Cayman) V Ltd., its general partner

By:	/s/ Paul J. Salem
Paul J. Salem
Authorized Person

PROVIDENCE EQUITY OFFSHORE GP V L.P.

By: Providence Equity Partners (Cayman) V Ltd., its general partner

By:	/s/ Paul J. Salem
Paul J. Salem
Authorized Person

PROVIDENCE EQUITY PARTNERS (CAYMAN) V LTD.

By:	/s/ Paul J. Salem
Paul J. Salem
Authorized Person

PROVIDENCE EQUITY OFFSHORE PARTNERS IV L.P.

By: Providence Equity Offshore GP IV L.P., the General Partner

By: Providence Equity Partners (Cayman) IV Ltd., its general partner

By:	/s/ Paul J. Salem
Paul J. Salem
Authorized Person

PROVIDENCE EQUITY OFFSHORE GP IV L.P.

By: Providence Equity Partners (Cayman) IV Ltd., its general partner

By:	/s/ Paul J. Salem
Paul J. Salem
Authorized Person

PROVIDENCE EQUITY PARTNERS (CAYMAN) IV LTD.

By:	/s/ Paul J. Salem
Paul J. Salem
Authorized Person

PROVIDENCE EQUITY OPERATING PARTNERS IV L.P.

By: Providence Equity GP IV L.P., the General Partner

By: Providence Equity Partners IV L.L.C., its general partner

By:	/s/ Paul J. Salem
Paul J. Salem
Authorized Signatory

PROVIDENCE EQUITY GP IV L.P.

By: Providence Equity Partners IV L.L.C., its general partner

By:	/s/ Paul J. Salem
Paul J. Salem
Authorized Signatory

PROVIDENCE EQUITY PARTNERS IV L.L.C.

By:	/s/ Paul J. Salem
Paul J. Salem
Authorized Signatory

PROVIDENCE SYNDICATION PARTNERS (CAYMAN) L.P.

By: Providence Syndication Partners (Cayman) GP, Ltd., its general partner

By:	/s/ Jonathan M. Nelson
Jonathan M. Nelson
Authorized Signatory

PROVIDENCE SYNDICATION PARTNERS (CAYMAN) GP, LTD.

By:	/s/ Jonathan M. Nelson
Jonathan M. Nelson
Authorized Signatory

By:	/s/ Paul J. Salem
Paul J. Salem

By:	/s/ Jonathan M. Nelson
Jonathan M. Nelson

By:	/s/ Glenn M. Creamer
Glenn M. Creamer